Exhibit 99.1

Insulet Appoints David A. Lemoine to Board of Directors

New Independent Director Brings Extensive Accounting and Financial Reporting Expertise

BILLERICA, MA. - February 9, 2016 - Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced that David A. Lemoine has been appointed to Insulet’s Board of Directors. With his appointment, the Board is now comprised of nine directors, eight of whom are independent.

Mr. Lemoine brings over 40 years of audit and finance experience and a deep knowledge of accounting, financial reporting and internal controls to the Insulet Board of Directors. Mr. Lemoine was a partner in Deloitte & Touche LLP’s audit practice for 25 years, serving both domestic and multinational corporate clients in the manufacturing, biotechnology, pharmaceutical, technology and healthcare industries. Mr. Lemoine is also an independent director of The L.S. Starrett Company, a global manufacturer of precision hand tools and electronic measuring instruments, where he serves as Chair of the Audit Committee and as a member of the Corporate Governance and Nominating Committee.

“David Lemoine is an outstanding and highly-qualified independent director and we are excited he has joined the Insulet Board,” said Patrick Sullivan, President and Chief Executive Officer. “David’s accounting and financial reporting expertise will be extremely valuable as we continue to drive the successful execution of our key initiatives, enhance the quality of life of our customers, and accelerate Insulet’s growth.”

Dr. John Fallon, Lead Director of the Insulet Board, said, “On behalf of the entire Insulet Board, I welcome David to our team. He brings more than four decades of financial and industry experience to Insulet, complementing the relevant and diverse expertise of his fellow directors. We look forward to leveraging his extensive experience and unique perspective to advance our ongoing value creation initiatives.”

About David A. Lemoine:

Mr. Lemoine is a seasoned executive, with over 40 years of experience in accounting and auditing, financial reporting and internal controls. He joined the audit practice of Touche Ross (ultimately Deloitte & Touche) in 1971 and was a partner of Deloitte & Touche LLP in Boston, MA from 1985 to 2010, which included serving as the Boston office Audit Partner-in-Charge from 1995 to 2000. Previously, from 1980 to 1985, he served as Senior Vice President, Finance and Administration at Briox Technologies, Inc., a medical equipment manufacturer of electronics home healthcare. Mr. Lemoine was an adjunct professor at Boston College’s Carroll School of Management from 2008 to 2014, where he taught courses in Ethics and Accounting. He has been an independent director of The L.S. Starrett Company since 2010, where he currently serves as Chair of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Lemoine earned a Masters in Accounting from Northeastern University and a B.A. in Economics from Boston College. He is a Certified Public Accountant and a member of the Massachusetts Society of CPAs.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's Delivery Systems business also partners with global pharmaceutical and biotechnology companies to tailor the OmniPod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor of diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, please visit the Company’s customer blog: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Investor Relations and Media Contact:

Deborah R. Gordon
Vice President, Investor Relations and Corporate Communications
(978) 600-7717
dgordon@insulet.com